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    This LOAN AND SECURITY AGREEMENT is entered into as of October 25, 2001, by and between NetRatings, Inc., a Delaware corporation ("Lender"), Jupiter Media Metrix, Inc., a Delaware corporation (the "Company"), AdRelevance, Inc., a Washington corporation ("AdRelevance"), IRG Acquisition Corp, a California corporation ("IRG"), Jupiter Communications, Inc., a Delaware corporation ("JCI"), MMXI Holdings, Inc., a Delaware corporation ("Holdings"), Net Market Makers, Inc., a California corporation ("NMM") (AdRelevance, IRG, JCI, Holdings and NMM, collectively, the "Identified Subsidiaries") (the Company and the Identified Subsidiaries each individually a "Borrower" and collectively the "Borrowers").

RECITALS

    Borrowers wish to obtain a loan or loans from time to time from Lender, and Lender desires to make such loan or loans to Borrowers for the purpose of providing the Borrowers with sufficient working capital to allow the consummation of the proposed transaction pursuant to that certain Agreement and Plan of Merger dated October 25, 2001 by and among Lender, Acquisition Sub, LLC and the Company. This Agreement sets forth the terms on which Lender will advance credit to the Borrowers, and the Borrowers will repay the amounts owing to Lender.

AGREEMENT

    The parties agree as follows:

    1.  DEFINITIONS AND CONSTRUCTION.

      1.1 Definitions. As used in this Agreement, the following terms shall have the following definitions:

        "Accounts" means all presently existing and hereafter arising accounts, contract rights, and all other forms of obligations owing to each Borrower arising out of the sale or lease of goods (including, without limitation, the licensing of software and other technology) or the rendering of services by such Borrower, whether or not earned by performance, and all credit insurance, guaranties, and other security therefor, as well as all merchandise returned to or reclaimed by such Borrower and such Borrower's Books relating to any of the foregoing.

        "Affiliate" means, with respect to any Person, any Person that owns or controls directly or indirectly such Person, any Person that controls or is controlled by or is under common control with such Person, and each of such Person's senior executive officers, directors, and partners.

        "Agent" means a nationally-recognized accounting firm which is one of the recognized "Big Five" accounting firms, chosen by Lender.

        "Availability Period" means from the date of this Agreement and continuing up to the earliest of (a) the third day immediately preceding the mailing to the Company's stockholders of the proxy statement relating to the adoption of the Merger Agreement by the Company's stockholders, (b) termination of the Merger Agreement or (c) the occurrence of an Event of Default.

        "Borrower's Books" means all of each Borrower's books and records including: ledgers; records concerning such Borrower's assets or liabilities, the Collateral, business operations or financial condition; and all computer programs, or tape files, and the equipment, containing such information.

        "Borrowing Criteria" means the criteria set forth on Exhibit C hereto.

        "Borrowing Notice" has the meaning set forth in Section 2.1.

        "Business Day" means any day that is not a Saturday, Sunday, or other day on which banks in the State of California are authorized or required to close.

        "Change in Control" shall mean a transaction in which any "person" or "group" (within the meaning of Section 13(d) and 14(d)(2) of the Securities Exchange Act of 1934) becomes the "beneficial owner" (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of a sufficient number of shares of all classes of stock then outstanding of any Borrower ordinarily entitled to vote in the election of directors, empowering such "person" or "group" to elect a majority of the Board of Directors of such Borrower, who did not have such power before such transaction.

        "Closing Date" means the date of this Agreement.

        "Code" means the California Uniform Commercial Code.

        "Collateral" means the property described on Exhibit A attached hereto.

        "Contingent Obligation" means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to (i) any indebtedness, lease, dividend, letter of credit or other obligation of another, including, without limitation, any such obligation directly or indirectly guaranteed, endorsed, co-made or discounted or sold with recourse by that Person, or in respect of which that Person is otherwise directly or indirectly liable; (ii) any obligations with respect to undrawn letters of credit issued for the account of that Person; and (iii) all obligations arising under any interest rate, currency or commodity swap agreement, interest rate cap agreement, interest rate collar agreement, or other agreement or arrangement designed to protect such Person against fluctuation in interest rates, currency exchange rates or commodity prices; provided, however, that the term "Contingent Obligation" shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determined amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith; provided, however, that such amount shall not in any event exceed the maximum amount of the obligations under the guarantee or other support arrangement.

        "Copyrights" means all copyright rights, copyright applications, copyright registrations and like protections in each work or authorship and derivative work thereof, whether published or unpublished and whether or not the same also constitutes a trade secret, now or hereafter existing, created, acquired or held.

        "Credit Extension" or "Credit Extensions" means a cash loan or cash loans extended to each Borrower hereunder.

        "Daily Balance" means the amount of the Obligations owed at the end of a given day.

        "Disbursements Statement" means the Statement of U.S. Cash Receipts and Disbursements attached as Attachment 1 to the Borrowing Criteria listed on Exhibit C.

        "Effective Date" has the meaning set forth in Section 3.2(c).

        "Equipment" means all present and future machinery, equipment, tenant improvements, furniture, fixtures, vehicles, tools, parts and attachments in which any Borrower has any interest.

        "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder.

        "Event of Default" has the meaning assigned in Article 8.

        "GAAP" means generally accepted accounting principles as in effect from time to time.

        "HSR Date" has the meaning set forth in Section 6.13(a).

        "Indebtedness" means (a) all indebtedness for borrowed money or the deferred purchase price of property or services, including without limitation reimbursement and other obligations with respect to surety bonds and letters of credit, (b) all obligations evidenced by notes, bonds, debentures or similar instruments, (c) all capital lease obligations and (d) all Contingent Obligations.

        "Insolvency Proceeding" means any proceeding commenced by or against any Person under any provision of the United States Bankruptcy Code, as amended, or under any other bankruptcy or insolvency law, including assignments for the benefit of creditors, formal or informal moratoria, compositions, extension generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.

        "Intellectual Property Collateral" means all of each Borrower's right, title, and interest in and to the following:

          (a) Copyrights, Trademarks and Patents;

          (b) All trade secrets, and all intellectual property rights in computer software and computer software products now or hereafter existing, created, acquired or held;

          (c) All design rights which may be available to such Borrower now or hereafter existing, created, acquired or held;

          (d) All claims for damages by way of past, present and future infringement of any of the rights included above, with the right, but not the obligation, to sue for and collect such damages for said use or infringement of the intellectual property rights identified above;

          (e) All licenses or other rights to use any of the Copyrights, Patents or Trademarks, and all license fees and royalties arising from such use to the extent permitted by such license or rights;

          (f)  All amendments, renewals and extensions of any of the Copyrights, Trademarks or Patents; and

          (g) All proceeds and products of the foregoing, including without limitation all payments under insurance or any indemnity or warranty payable in respect of any of the foregoing.

        "Intellectual Property Security Agreement" has the meaning set forth in Section 3.1(c).

        "Inventory" means all present and future inventory in which each Borrower has any interest, including merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products intended for sale or lease or to be furnished under a contract of service, of every kind and description now or at any time hereafter owned by or in the custody or possession, actual or constructive, of such Borrower, including such inventory as is temporarily out of its custody or possession or in transit and including any returns upon any accounts or other proceeds, including insurance proceeds, resulting from the sale or disposition of any of the foregoing and any documents of title representing any of the above, and each Borrower's Books relating to any of the foregoing.

        "Investment" means any beneficial ownership of (including stock, partnership interest or other securities) any Person, or any loan, advance or capital contribution to any Person.

        "IRC" means the Internal Revenue Code of 1986, as amended, and the regulations thereunder.

        "Lender Expenses" means all: reasonable costs or expenses (including reasonable attorneys' fees and expenses) incurred by Lender or Agent in connection with the preparation, negotiation, administration and enforcement of the Loan Documents; reasonable Collateral audit fees; and Lender's reasonable attorneys' fees and expenses incurred in amending, enforcing or defending the Loan Documents (including fees and expenses of appeal), incurred before, during and after an Insolvency Proceeding, whether or not suit is brought, Lender Expenses shall not include any fees and costs associated with the Agent.

        "LIBOR" means the rate per annum (rounded upward, if necessary, to the next higher 1/16th of 1%) at which United States dollar deposits would be offered in the London Interbank market at approximately 11:00 a.m. London time on the date on which a Borrowing Notice is received by Lender for a period of time equal to the LIBOR Period and in an amount substantially equal to the principal amount of the requested Credit Extension.

        "LIBOR Period" means the period commencing on the Effective Date of a Credit Extension and ending on the day which is three hundred and sixty five days after the Closing Date. If the LIBOR Period would otherwise end on a day which is not a Business Day, such LIBOR Period shall end on the next succeeding Business Day; provided, however, that if such next succeeding Business Day falls in a new calendar month, then such LIBOR Period shall end on the immediately preceding Business Day.

        "Lien" means any mortgage, lien, deed of trust, charge, pledge, security interest or other encumbrance.

        "Loan Documents" means, collectively, this Agreement, any Note or Notes executed by Borrowers, the Intellectual Property Security Agreement and any other agreement entered into between any Borrower and Lender in connection with this Agreement, all as amended or extended from time to time.

        "Maturity Date" has the meaning set forth in Section 2.3.

        "Material Adverse Effect" means a material adverse effect on (i) the business operations, condition (financial or otherwise) or prospects of any Borrower and its Subsidiaries, or (ii) the ability of each Borrower to repay the Obligations or otherwise perform its obligations under the Loan Documents or (iii) the value or priority of Lender's security interests in the Collateral.

        "Merger" means the merger as contemplated under the Merger Agreement.

        "Merger Agreement" means the Agreement and Plan of Merger, dated as of October 25, 2001, by and among Lender, Acquisition Sub, LLC and Borrower.

        "Negotiable Collateral" means all of each Borrower's present and future letters of credit of which it is a beneficiary, notes, drafts, instruments, securities, documents of title, and chattel paper, and such Borrower's Books relating to any of the foregoing.

        "Note" or "Notes" has the meaning set forth in Section 2.1.

        "Obligations" means all Credit Extensions, debt, principal, interest, Lender Expenses and other amounts owed to Lender by each Borrower pursuant to the Loan Documents, whether absolute or contingent, due or to become due, now existing or hereafter arising, including any interest that accrues after the commencement of an Insolvency Proceeding and including any debt, liability, or obligation owing from any Borrower to other Persons that Lender has obtained by assignment or otherwise.

        "Patents" means all patents, patent applications and like protections including without limitation improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same.

        "Permitted Indebtedness" means:

          (a) Indebtedness of each Borrower in favor of Lender arising under this Agreement or any other Loan Document;

          (b) Indebtedness existing on the Closing Date and disclosed in the Schedule;

          (c) Indebtedness secured by a Lien described in clause (c) of the defined term "Permitted Liens," provided (i) such Indebtedness does not exceed the lesser of the cost or fair market value of the equipment financed with such Indebtedness and (ii) such Indebtedness does not exceed $50,000 in the aggregate at any given time; and

          (d) Trade payables or other account payables incurred in the ordinary course of business.

        "Permitted Investment" means:

          (a) Investments existing on the Closing Date and disclosed in the Schedule; and

          (b) (i) marketable direct obligations issued or unconditionally guaranteed by the United States of America or any agency or any State thereof maturing within one (1) year from the date of acquisition thereof, (ii) commercial paper maturing no more than one (1) year from the date of creation thereof and currently having rating of at least A-2 or P-2 from either Standard & Poor's Corporation or Moody's Investors Service, (iii) certificates of deposit maturing no more than one (1) year from the date of investment therein issued by a commercial lending institution; (iv) tax exempt securities having a rating of at least A+ or A by Standard & Poor's Corporation or Moody's Investors Service; and (v) money market accounts.

        "Permitted Liens" means any of the following:

          (a) Any Liens existing on the Closing Date and disclosed in the Schedule or arising under this Agreement or the other Loan Documents provided that except as specifically noted, such Liens have no priority over any of Lender's security interests;

          (b) Liens for taxes, fees, assessments or other governmental charges or levies, either not delinquent or being contested in good faith by appropriate proceedings, provided the same have no priority over any of Lender's security interests; and

          (c) Liens (i) upon or in any equipment which was not financed by Lender acquired or held by any Borrower or any of its Subsidiaries to secure the purchase price of such equipment or indebtedness incurred solely for the purpose of financing the acquisition of such equipment, or (ii) existing on such equipment at the time of its acquisition, provided that the Lien is confined solely to the property so acquired and improvements thereon, and the proceeds of such equipment; and

          (d) (i) Deposits and pledges made in the ordinary course of a Borrower's business obligations securing incurred in respect of workers' compensation, unemployment insurance or other forms of governmental insurance or benefits, or (ii) obligations on surety or appeal bonds provided that such obligations have no priority over any of Lender's security interest.

        "Person" means any individual, sole proprietorship, partnership, limited liability company, joint venture, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or governmental agency.

        "Projected Effective Date" has the meaning set forth in Section 6.13(b).

        "Proxy Mailing Date" has the meaning set forth in Section 6.13(a).

        "Reserve Amount" has the meaning set forth in Section 6.13(b).

        "Responsible Officer" means each of the Chief Executive Officer and the Chief Financial Officer of each Borrower.

        "Schedule" means the schedule of exceptions attached hereto approved by Lender, if any.

        "Subsidiary" means any corporation, company or partnership in which (i) any general partnership interest or (ii) more than 50% of the stock or other units of ownership which by the terms thereof has the ordinary voting power to elect the Board of Directors, managers or trustees of the entity, at the time as of which any determination is being made, is owned by each Borrower, either directly or through an Affiliate.

        "Total Cash Disbursements" has the meaning set forth on the Disbursements Statement.

        "Total Cash Receipts" has the meaning set forth on the Disbursements Statement.

        "Trademarks" means any trademark and servicemark rights, whether registered or not, applications to register and registrations of the same and like protections, and the entire goodwill of the business of each Borrower connected with and symbolized by such trademarks.

        "U.S. Cash Balance" means the aggregate balances in the Borrowers' deposit, securities and other accounts maintained by each Borrower at financial or similar institutions located in the United States or maintained by any Borrower in any institution located outside of the United States plus the aggregate cash equivalents held by Borrowers less the cash balances subject to certain permitted Liens as set forth in Section 1.1C(2) to the Schedule.

      1.2 Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP and all calculations made hereunder shall be made in accordance with GAAP. When used herein, the terms "financial statements" shall include the notes and schedules thereto.

    2.  LOAN AND TERMS OF PAYMENT.

      2.1 Credit Extensions.

        (a) Borrowers jointly and severally promise to pay to the order of Lender, in lawful money of the United States of America, the aggregate unpaid principal amount of all Credit Extensions and other Obligations extended hereunder by Lender to each Borrower. Borrowers shall also pay interest on the unpaid principal amount of such Credit Extensions at rates in accordance with the terms hereof.

        (b) Subject to and upon the terms and conditions of this Agreement, Borrowers may request Credit Extensions in an aggregate principal amount not to exceed Twenty-Five Million Dollars ($25,000,000). Borrowers may prepay all or any part of a Credit Extension without penalty or premium. Any principal prepayment shall be accompanied by payment of the interest accrued and unpaid with respect to such prepaid principal.

        (c) Borrowers may request a Credit Extension at any time during the Availability Period provided that each Borrower has met the Borrowing Criteria.

        (d) Each Credit Extension shall be in the amount of Five Million ($5,000,000).

        (e) Each Credit Extension shall be used solely for payment of operating expenses, trade debt and other debt all of which are incurred in the ordinary course of Borrowers' business and in payment of reasonable attorneys' fees and costs incurred by the Company in connection with the Merger and for payment of those expenses set forth in Section 7.11 of the Schedule.

        (f)  Each Credit Extension shall be evidenced by a promissory note in the form attached hereto as Exhibit D (the "Note").

        (g) Whenever Borrowers desire a Credit Extension, Borrowers will deliver to Lender an irrevocable written notice signed by a Responsible Officer specifying the amount of the requested Credit Extension, providing instructions for the wire transfer of such funds and certifying that the Borrowers have satisfied each of the Borrowing Criteria (the "Borrowing Notice"). Each such Borrowing Notice shall be in substantially the form of Exhibit B hereto. Lender is authorized to honor a Credit Extension request under this Agreement, based upon instructions received from a Responsible Officer. Borrowers shall indemnify and hold Lender harmless for any damages or loss suffered by Lender as a result of such reliance. Lender will wire the Credit Extension to the Borrowers' account in accordance with the wiring instructions provided by the Borrowers within five (5) Business Days of Borrowers' satisfaction of the conditions precedent set forth in Sections 3.1 and/or 3.2.

      2.2 Interest Rates and Calculations.

        (a) Interest Rate. Except as set forth in Section 2.2(b), each Credit Extension shall bear interest, on the outstanding Daily Balance thereof, at a rate equal LIBOR plus 25 basis points.

        (b) Default Rate. All Obligations shall bear interest, from and after the occurrence and during the continuance of an Event of Default, at a rate equal to the lesser of (i) five (5) percentage points above the interest rate applicable immediately prior to the occurrence of the Event of Default, or (ii) the maximum rate allowed by law.

        (c) Interest Calculations. All interest chargeable under the Loan Documents shall be computed on the basis of a three hundred sixty (360) day year for the actual number of days elapsed.

      2.3 Maturity Date; Payments.

        (a) The Obligations shall be immediately due and payable without any notice, demand or any other action by Lender on the earliest to occur of: (i) October 25, 2002; (ii) the occurrence of an Event of Default; (iii) immediately upon the termination of the Merger Agreement if and only if such termination occurs pursuant to Sections 8.01(e), 8.01(f), 8.01(h), or 8.01(j) thereof; or (iv) the closing of any equity, quasi-equity or debt financing (a "Financing") by any Borrower (collectively, the "Maturity Date"). Notwithstanding the foregoing, in the event that the proceeds from a Financing (the "Financing Proceeds") are less than the outstanding Obligations at such time, Obligations in the amount of the Financing Proceeds shall become immediately due and payable pursuant to Section 2.3(a)(iv), Borrowers shall pay the Financing Proceeds to Lender upon the closing of the Financing and the balance of the Obligations shall remain outstanding and payable by Borrowers in accordance with the terms of this Agreement; provided, however, that any Obligations remaining unpaid pursuant to this Section 2.3(a)(iv) shall remained secured by the first priority, perfected security interest of Lender and shall become immediately due and payable, without notice or demand, upon the next Maturity Date.

        (b) All Lender Expenses incurred prior to the date of this Agreement shall be paid by Borrower concurrent with the execution of this Agreement by the Borrowers. In additional, all unpaid Lender Expenses accrued prior to the Effective Date (as defined below) of each Credit Extension shall be paid in full by Borrowers prior to such Effective Date. Furthermore, subject to Section 2.3(a), all other unpaid Lender Expenses shall be paid in full by Borrowers within five (5) Business Days of receiving written demand from Lender for the payment of the same.

      2.4 Term. This Agreement shall become effective on the Closing Date and, subject to Section 12.7, shall continue in full force and effect for so long as any Obligations remain outstanding or Borrowers have the right to request Credit Extensions under this Agreement. Notwithstanding anything to the contrary herein, Lender shall have no obligation to make any Credit Extensions pursuant to a Borrowing Notice under this Agreement upon the termination of the Availability Period. Notwithstanding any termination of further Credit Extensions, Lender's Lien on the Collateral shall remain in effect for so long as any Obligations are outstanding.

    3.  CONDITIONS OF LOANS.

      3.1 Conditions Precedent to Initial Credit Extensions. The obligation of Lender to honor the initial Credit Extension request is subject to the condition precedent that Lender shall have received, in form and substance satisfactory to Lender, the following:

        (a) this Agreement duly executed by each Borrower;

        (b) a certificate of the Secretary of each Borrower with respect to incumbency and resolutions authorizing the execution and delivery of this Agreement;

        (c) an intellectual property security agreement duly executed by each Borrower in the form attached hereto as Exhibit D (the "Intellectual Property Security Agreement");

        (d) evidence of insurance as required by the terms hereof (including evidence that Lender is a loss payee and additional insured under such insurance as required by Section 6.7) acceptable to Lender in its reasonable discretion; and

        (e) such other documents, and completion of such other matters, as Lender may reasonably deem necessary or appropriate.

      3.2 Conditions Precedent to all Credit Extensions. The obligation of Lender to honor each Credit Extension request, including the initial Credit Extension request, is further subject to the following conditions:

        (a) Lender shall have received a Borrowing Notice as provided in Section 2.1;

        (b) Each Borrower shall have satisfied all of the Borrowing Criteria;

        (c) the representations and warranties contained in Section 5 shall be true and correct in all material respects on and as of the date of the Borrowing Notice for such Credit Extension and on the date that the funds representing such Credit Extension are wired to Borrowers (the "Effective Date") as though made at and as of each such date, and no Event of Default shall have occurred and be continuing, or would exist after each Effective Date (provided, however, that those representations and warranties expressly referring to another date shall be true, correct and complete in all material respects as of such date). The delivery of each Borrowing Notice and the making of each Credit Extension shall be deemed to be a representation and warranty by each Borrower on the date of each Borrowing Notice and each Effective Date as to the accuracy of the facts referred to in Section 3.1 and Section 3.2;

        (d) the representations and warranties contained in the Merger Agreement shall be true and correct in all material respects on and as of the date of the Borrowing Notice for such Credit Extension and on the Effective Date for such Credit Extension as though made at and as of each such date, and no Event of Default shall have occurred and be continuing or would exist after such Effective Date.

        (e) all appropriate financing statements and other similar documents shall have been duly and properly recorded with the offices of the appropriate Secretaries of State or all other offices in which such a filing is necessary or appropriate to perfect the security interest of Lender and subject to those Permitted Liens set forth in Section 1.1C(2) of the Schedule to the extent such Permitted Liens are valid and enforceable, Lender shall have a duly perfected, first priority security interest in all of the Collateral;

        (f)  Borrowers shall have used best efforts to obtain such landlord waivers as Lender deems reasonably necessary, in form and substance acceptable to Lender. Notwithstanding the foregoing, the Borrower shall not be required to obtain a waiver from the landlord with respect to the premises located at 21 Astor Place, New York, New York;

        (g) Lender shall have received payment in full of all unpaid Lender Expenses accrued through the Effective Date; and

        (h) Lender shall have received an account control agreement, in form and substance satisfactory to Lender, executed by each Borrower and the financial, depository or other institution with whom such Borrower maintains any deposit, security, investment or similar account.

    4.  CREATION OF SECURITY INTEREST.

      4.1 Grant of Security Interest. Each Borrower grants and pledges to Lender a continuing security interest in all presently existing and hereafter acquired or arising Collateral in order to secure prompt repayment of all Obligations and in order to secure prompt performance by Borrowers of each of their respective covenants and duties under the Loan Documents. Such security interest constitutes a valid, first priority security interest in the presently existing Collateral, and will constitute a valid, first priority security interest in Collateral acquired after the date hereof, subject to those Permitted Liens set forth in Section 1.1C(2) of the Schedule to the extent that such Permitted Liens are valid and enforceable.

      4.2 Delivery of Additional Documentation Required. Each Borrower shall from time to time execute and deliver to Lender, at the request of Lender, all Negotiable Collateral, all financing statements and other documents that Lender may reasonably request, in form satisfactory to Lender, to perfect and continue the perfection of Lender's security interests in the Collateral and in order to fully consummate all of the transactions contemplated under the Loan Documents.

      4.3 Right to Inspect. Agent shall have the right, upon reasonable prior notice, from time to time during Borrower's usual business hours, to inspect each Borrower's Books and to make copies thereof and to check, test, and appraise the Collateral in order to verify each Borrower's financial condition or the amount, condition of, or any other matter relating to, the Collateral. Notwithstanding the foregoing, prior to the occurrence of an Event of Default, Agent shall not make copies of the customer list.

    5.  REPRESENTATIONS AND WARRANTIES.

    Each Borrower, on a joint and several basis with the other Borrowers, represents and warrants as follows:

      5.1 Due Organization and Qualification. Each Borrower and each Subsidiary is a corporation, limited liability corporation or limited partnership duly existing under the laws of its state of organization and qualified and licensed to do business in any state in which the conduct of its business or its ownership of property requires that it be so qualified, except for those jurisdictions where the failure to be so qualified or licensed individually or in the aggregate has not had and would not reasonably be expected to have a Material Adverse Effect.

      5.2 Due Authorization; No Conflict. The execution, delivery, and performance of the Loan Documents are within such Borrower's powers, have been duly authorized, and are not in conflict with nor constitute a breach of any provision contained in each Borrowers' Certificate of Incorporation or Bylaws, nor will they constitute an event of default under any material agreement to which any Borrower is a party or by which any Borrower is bound. No Borrower is in default under any agreement to which it is a party or by which it is bound which default has not had and would not reasonably be expected to have a Material Adverse Effect.

      5.3 No Prior Encumbrances. Each Borrower has good and marketable title to the Collateral in which it holds an interest, free and clear of Liens, except Permitted Liens.

      5.4 Bona Fide Accounts. The Accounts are bona fide existing obligations. The property and services giving rise to such Accounts has been delivered or rendered to the account debtor or to the account debtor's agent for immediate and unconditional acceptance by the account debtor. Borrowers have not received notice of any actual or imminent Insolvency Proceeding of any account debtor whose total obligations to Borrower exceed Two Hundred Thousand Dollars ($200,000).

      5.5 Merchantable Inventory. All Inventory is in all material respects of good and marketable quality, free from all material defects, except for Inventory for which adequate reserves have been made in accordance with GAAP.

      5.6 Intellectual Property Collateral. Borrowers are the sole owners of the Intellectual Property Collateral registered with or subject to an application on file with the United States Patent and Trademark Office or the United States Copyright Office, as applicable, except for non-exclusive licenses granted by Borrowers to their respective customers in the ordinary course of business. In addition, Borrowers are the sole owners of all other Intellectual Property Collateral or have sufficient ownership rights in all other Intellectual Property Collateral to grant a security interest therein. Except as set forth on the Schedule, each of the Patents is valid and subsisting and enforceable, and no part of the Intellectual Property Collateral has been judged by a court of competent jurisdiction to be invalid or unenforceable, in whole or in part, and no claim has been made that any part of the Intellectual Property Collateral violates the rights of any third party. Except as set forth in the Schedule, each Borrower's rights as a licensee of intellectual property do not give rise to more than five percent (5%) of its gross revenue in any given month, including without limitation revenue derived from the sale, licensing, rendering or disposition of any product or service. Except as set forth in the Schedule, none of the Borrowers is a party to, or bound by, any agreement that restricts the grant by any Borrower of a security interest in such Borrower's rights under such agreement.

      5.7 Name; Location of Chief Executive Office. Except as disclosed in the Schedule, Borrower has not done business under any name other than that specified on the signature page hereof. The chief executive office and each other office or location of each Borrower is located at the address indicated on the Schedule. Each Borrower's Collateral is located only at the location(s) set forth on the Schedule.

      5.8 Solvency, Payment of Debts. Borrowers, taken as a whole, are generally able to pay their debts (including trade debts) as they mature.

      5.9 Subsidiaries. The Schedule sets forth a true and complete list of each Borrower's subsidiaries and none of the Borrowers owns any stock, partnership interest or other equity securities of any other Person, except for Permitted Investments.

      5.10 Bank Accounts; Investment Accounts. None of any Borrower's bank accounts, investment accounts or other similar accounts located in the United States is maintained or invested with a Person other than such Persons identified on the Schedule.

      5.11 Priority of Lender's Lien. Upon and after the Effective Date of the initial Credit Extension, Lender will have a first priority, duly perfected and enforceable Lien in all of the Collateral, except for those Permitted Liens set forth in Section 1.1C(2) of the Schedule to the extent that such Permitted Liens are valid and enforceable.

      5.12 Arrangements with Tod Johnson. The Company has terminated its arrangements with Mr. Johnson regarding the letter of credit and has no further obligation to Mr. Johnson under such arrangement.

      5.13 Full Disclosure. No representation, warranty or other statement made by any Borrower in any certificate or written statement furnished to Lender in connection with the Loan Documents contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained in such agreements, certificates or statements not misleading.

    6.  AFFIRMATIVE COVENANTS.

    Each Borrower covenants and agrees that, until payment in full of all outstanding Obligations, and for so long as Lender may have any commitment to extend any Credit Extension hereunder:

      6.1 Compliance with Covenants Under Merger Agreement. From the date of this Agreement and continuing until the termination of the Merger Agreement, each Borrower shall comply with all agreements and covenants set forth in the Merger Agreement to which such Borrower is subject.

      6.2 Good Standing. Each Borrower shall maintain its and each of its Subsidiaries' corporate existence and good standing in its jurisdiction of incorporation and maintain qualification in each jurisdiction in which the failure to so qualify could have a Material Adverse Effect. Borrowers shall maintain, and shall cause each their respective Subsidiaries to maintain, in force all necessary licenses, approvals and agreements, except where the failure to maintain such licenses, approvals and agreements has not had and would not reasonably be expected to have a Material Adverse Effect.

      6.3 Government Compliance. Borrowers shall meet, and shall cause each Subsidiary to meet, the minimum funding requirements of ERISA with respect to any employee benefit plans subject to ERISA. Borrowers shall comply, and shall cause each Subsidiary to comply, with all statutes, laws, ordinances and government rules and regulations to which it is subject, except where the failure to so comply has not had and would not reasonably be expected to have a Material Adverse Effect.

      6.4 Financial Statements, Reports, Certificates. Upon and after termination of the Merger Agreement, Borrowers shall deliver the following to Agent: (a) as soon as available, but in any event within thirty (30) days after the end of each calendar month, an unaudited balance sheet for the Company and unaudited income and cash flow statements for the Borrowers' operations during such period, prepared in accordance with GAAP, consistently applied, in a form acceptable to Agent and certified by a Responsible Officer; (b) as soon as available, but in any event within fifteen (15) days after the end of each calendar month, a report setting forth all transfer of funds by any Borrower to any deposit or other account maintained by any Borrower outside of the United States; (c) as soon as available, but in any event within ninety (90) days after the end of Borrowers' fiscal year, audited consolidated financial statements of Borrowers prepared in accordance with GAAP, consistently applied, together with an unqualified opinion on such financial statements of an independent certified public accounting firm reasonably acceptable to Agent; (d) if applicable, copies of all statements, reports and notices sent or made available generally by Borrower to its security holders and all reports on Forms 10-K and 10-Q filed with the Securities and Exchange Commission; (e) promptly upon receipt of notice thereof, a report of any legal actions pending or threatened against Borrowers or any Subsidiary that could result in damages or costs to any Borrower or any Subsidiary of Fifty Thousand Dollars ($50,000) or more; and (f) within thirty (30) days of the last day of each fiscal quarter, a report signed by Borrowers, in form acceptable to Agent, listing any applications or registrations that Borrowers have made or filed in respect of any Patents, Copyrights or Trademarks and the status of any outstanding applications or registrations, as well as any material change in any Borrower's intellectual property, including but not limited to any subsequent ownership right of Borrowers in or to any Trademark, Patent or Copyright not specified in Exhibits A, B, and C of the Intellectual Property Security Agreement delivered to Agent by each Borrower in connection with this Agreement.

      6.5 Inventory; Returns. Each Borrower shall keep all Inventory in good and marketable condition, free from all material defects except for Inventory for which adequate reserves have been made. Returns and allowances, if any, as between each Borrower and its account debtors shall be on the same basis and in accordance with the usual customary practices of such Borrower, as they exist at the time of the execution and delivery of this Agreement. Borrowers shall promptly notify Agent of all returns and recoveries and of all disputes and claims, where the return, recovery, dispute or claim involves more than Fifty Thousand Dollars ($50,000).

      6.6 Taxes. Each Borrower shall make, and shall cause each Subsidiary to make, due and timely payment or deposit of all material federal, state, and local taxes, assessments, or contributions required of it by law, and will execute and deliver to Agent, on demand, appropriate certificates attesting to the payment or deposit thereof; and each Borrower will make, and will cause each Subsidiary to make, timely payment or deposit of all material tax payments and withholding taxes required of it by applicable laws, including, but not limited to, those laws concerning F.I.C.A., F.U.T.A., state disability, and local, state, and federal income taxes, and will, upon request, furnish Agent with proof satisfactory to Agent indicating that each Borrower or a Subsidiary has made such payments or deposits; provided that a Borrower or a Subsidiary need not make any payment if the amount or validity of such payment is contested in good faith by appropriate proceedings and is reserved against (to the extent required by GAAP) by such Borrower.

      6.7 Insurance.

        (a) Each Borrower, at its expense, shall keep the Collateral insured against loss or damage by fire, theft, explosion, sprinklers, and all other hazards and risks, and in such amounts, as ordinarily insured against by other owners in similar businesses conducted in the locations where such Borrower's business is conducted on the date hereof. Each Borrower shall also maintain insurance relating to such Borrower's business, ownership and use of the Collateral in amounts and of a type that are customary to businesses similar to such Borrower's.

        (b) All such policies of insurance shall be in such form, with such companies, and in such amounts as are reasonably satisfactory to Lender. All such policies of property insurance shall contain a lender's loss payable endorsement, in a form satisfactory to Lender, showing Lender as loss payee thereof, and all liability insurance policies shall show the Lender as an additional insured and shall specify that the insurer must give at least twenty (20) days notice to Lender before canceling its policy for any reason. Prior to the date of this Agreement and upon Lender's request thereafter, each Borrower shall deliver to Lender certified copies of such policies of insurance and evidence of the payments of all premiums therefor. All proceeds payable under any such policy shall, at the option of Lender, be payable to Lender to be applied on account of the Obligations.

      6.8 Depository Accounts. Each Borrower shall maintain only the depository and operating accounts with those Persons identified on the Schedule.

      6.9 Registration of Intellectual Property Rights.

        (a) Each Borrower shall register or cause to be registered on an expedited basis (to the extent not already registered) with the United States Patent and Trademark Office or the United States Copyright Office, as applicable: (i) those Copyrights listed on Exhibit A to the Intellectual Property Security Agreement identified by Lender as material and those intellectual property rights listed on Exhibits B and C to the Intellectual Property Security Agreement delivered to Lender by each Borrower in connection with this Agreement, within thirty (30) days of the date of this Agreement, (ii) all registrable Trademarks and Patents any Borrower has developed as of the date of this Agreement which are material to any Borrower's business as currently operated and as contemplated to be operated and which have not yet been registered and all Copyrights reasonably identified by Lender as material Copyrights and which have not yet been registered, in each case within thirty (30) days of the date of this Agreement; provided, however, that in the event Lender identifies any Patent, Trademark or Copyright as material after the date of this Agreement, Borrower shall have thirty (30) days from the date of such determination to cause such Patents, Trademarks or Copyrights to be registered on an expedited basis, and (iii) those additional intellectual property rights developed or acquired by any Borrower from time to time in connection with any product or service and reasonably deemed material by Lender, prior to the sale or licensing of such product or the rendering of such service to any third party, and prior to any Borrower's use of such product (including without limitation major revisions or additions to the intellectual property rights listed on such Exhibits A, B and C). Borrowers shall give Agent written notice of all such applications or registrations within five (5) days thereof.

        (b) In connection with Borrower's obligations hereunder, Borrowers shall execute and deliver such additional instruments and documents from time to time as Lender shall reasonably request to perfect Lender's security interest in the Intellectual Property Collateral.

        (c) Borrowers shall (i) protect, defend and maintain the validity and enforceability of the Trademarks, Patents and Copyrights unless Borrowers have obtained the prior written consent of Lender that no such action is necessary, which consent shall not be unreasonably withheld; provided, however, that no breach of this Section 6.9(c)(i) shall be deemed to have occurred for failure by Borrower to take appropriate action to so protect, defend and maintain the validity and enforceability of the Trademarks, Patents and Copyrights if Borrowers have provided written notice of the need to take such measures to Agent promptly following any Borrower's learning of the same and Lender fails to respond to such request for consent on a timely basis, it being understood that the timeliness of Lender's response will depend on Agent having sufficiently timely notice from Borrower, (ii) use their best efforts to detect infringements of the Patents and use their best efforts to detect infringements of the

    Trademarks and Copyrights where any such infringement of any Trademark or Copyright, whether individually or in the aggregate, could be expected to have a Material Adverse Effect and promptly advise Lender in writing of infringements detected and (iii) not allow any Trademarks, Patents or Copyrights to be abandoned, forfeited or dedicated to the public without the written consent of Lender, which shall not be unreasonably withheld; provided, however, that no breach of this Section 6.9(c)(iii) shall be deemed to have occurred if Borrowers have provided at least sixty (60) days prior written notice to Agent of the need to take action so as to avoid any such abandonment, forfeiture or dedication to the public and Lender fails to respond to such request for consent on a timely basis, it being understood that the timeliness of Lender's response will depend on Agent having sufficiently timely notice from Borrower.

        (d) Subject to attorney-client privilege, Agent may audit Borrowers' Intellectual Property Collateral to confirm compliance with this Section, provided that Borrowers shall not be obligated to provide any information that could reasonably be expected to interfere with or impair its position in the pending litigation between Borrowers and Lender. Lender shall have the right, but not the obligation, to take, at Borrowers' sole expense, any actions that Borrowers are required under this Section to take but which any Borrower fails to take, after fifteen (15) days' notice to Borrowers. Borrowers shall reimburse and indemnify Lender for all reasonable costs and reasonable expenses incurred in the reasonable exercise of its rights under this Section.

      6.10 Priority of Lender's Security Interest. Borrowers shall protect, defend and maintain the validity, perfection, enforceability and priority of the first priority, senior Lien granted to Lender in all of the Collateral.

      6.11 Disbursements Statement. As soon as available but in any event within ten (10) days after the end of each calendar month, Borrowers shall deliver to Agent a Disbursements Statement projecting the Total Cash Receipts of Borrowers and the Total Cash Disbursements of Borrowers for the three month period commencing on the date of the Disbursements Statement.

      6.12 Further Assurances. At any time and from time to time Borrowers shall execute and deliver such further instruments and take such further action as may reasonably be requested by Lender to effect the purposes of this Agreement.

      6.13 Final Credit Extension.

        (a) If the date on which the proxy statement is mailed to the Company's stockholders (the "Proxy Mailing Date") occurs after the expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended or earlier termination of such waiting period (the "HSR Date"), Borrower shall have a U.S. Cash Balance, as of the Proxy Mailing Date, equal to the greater of (a) Five Million Dollars ($5,000,000) or (b) the amount equal to (i) the aggregate Total Cash Disbursements per the Disbursements Statement for the two month period commencing on the Proxy Mailing Date, less (ii) the aggregate Total Cash Receipts per the Disbursements Statement for the two month period commencing on the Proxy Mailing Date. If Borrower fails to meet such U.S. Cash Balance criteria, subject to Borrower's satisfaction of the conditions precedent in Section 3.1 and/or Section 3.2, which conditions may be waived in Lender's discretion, notwithstanding Paragraph 1 of the Borrowing Criteria set forth on Exhibit C, Borrower shall borrow from Lender a final Credit Extension of Five Million Dollars ($5,000,000).

        (b) If the Proxy Mailing Date occurs prior to the HSR Date, Borrower shall have a U.S. Cash Balance, as of the Proxy Mailing Date, in an amount equal to (i) the aggregate Total Cash Disbursements for the period commencing on the Proxy Mailing Date and ending on the projected Effective Date (as defined in the Merger Agreement) as determined in good faith by Lender (the "Projected Effective Date"), less (ii) the aggregate Total Cash Receipts per the Disbursements Statement for the period commencing on the Proxy Mailing Date and ending on the Projected Effective Date (the "Reserve Amount"). If Borrower fails to meet such U.S. Cash Balance criteria, subject to Borrower's satisfaction of the conditions precedent in Section 3.1 and/or Section 3.2, which conditions may be waived in Lender's discretion, notwithstanding Paragraph 1 of the Borrowing Criteria on Exhibit C, Borrower shall borrow from Lender a final Credit Extension in the amount of Five Million Dollars ($5,000,000), or a multiple thereof, to increase the U.S. Cash Balance as of the Proxy Mailing Date to an amount equal to or exceeding the Reserve Amount.

    7.  NEGATIVE COVENANTS.

    Each Borrower covenants and agrees that, so long as any credit hereunder shall be available and until payment in full of the outstanding Obligations or for so long as Lender may have any commitment to make any Credit Extensions hereunder, Borrowers will not do any of the following:

      7.1 Dispositions. Convey, sell, lease, transfer or otherwise dispose of (collectively, a "Transfer"), or permit any of their Subsidiaries to Transfer, all or any part of its business or property, other than: (i) Transfers set forth on the Schedule, (ii) Transfers of Inventory in the ordinary course of business; or (iii) Transfers of non-exclusive licenses and similar arrangements for the use of the property of each Borrower or their Subsidiaries in the ordinary course of business.

      7.2 Change in Business; Change in Control, Executive Office or State of Incorporation. Engage in any business, or permit any of their Subsidiaries to engage in any business, other than the businesses currently engaged in by the Borrowers and any business substantially similar or related thereto (or incidental thereto); or cease to conduct business in the manner conducted by Borrowers as of the Closing Date; or suffer or permit a Change in Control; or without thirty (30) days prior written notification to Lender, change the location of the Collateral (other than Inventory), relocate their respective chief executive office or any other office or change their state of incorporation; or without Lender's prior written consent, change the date on which their fiscal years end.

      7.3 Mergers or Acquisitions. Merge or consolidate, or permit any of their Subsidiaries to merge or consolidate, with or into any other business organization, or acquire, or permit any of their Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person.

      7.4 Indebtedness. Create, incur, assume or be or remain liable with respect to any Indebtedness, or permit any Subsidiary so to do, other than Permitted Indebtedness.

      7.5 Encumbrances. Create, incur, assume or suffer to exist any Lien with respect to any of its property, or assign or otherwise convey any right to receive income, including the sale of any Accounts, or permit any of their Subsidiaries so to do, except for Permitted Liens. Agree with any Person other than Lender not to grant a security interest in, or otherwise encumber, any of its property, or permit any Subsidiary to do so, except for Permitted Liens.

      7.6 Distributions. Except as set forth in Section 7.6 of the Schedule, pay any dividends or make any other distribution or payment on account of or in redemption, retirement or purchase of any capital stock, or permit any of their Subsidiaries to do so.

      7.7 Investments. Except as set forth in Section 7.7 of the Schedule, directly or indirectly acquire or own, or make any Investment in or to any Person, or permit any of their Subsidiaries so to do, other than Permitted Investments; or maintain or invest any of its property with a Person other than Lender or permit any of their Subsidiaries to do so unless such Person has entered into a control agreement with Lender, in form and substance satisfactory to Lender; or suffer or permit any Subsidiary to be a party to, or be bound by, an agreement that restricts such Subsidiary from paying dividends or otherwise distributing property to Borrowers.

      7.8 Transactions with Affiliates. Except as set forth in Section 7.8 of the Schedule, directly or indirectly enter into or permit to exist any material transaction with any Affiliate of a Borrower except for transactions that are in the ordinary course of such Borrowers' business, upon fair and reasonable terms that are no less favorable to the Borrower involved than would be obtained in an arm's length transaction with a non-affiliated Person.

      7.9 Inventory and Equipment. Store the Inventory or the Equipment with a bailee, warehouseman, or other third party unless the third party has been notified of Lender's security interest and Lender (a) has received an acknowledgment from the third party that it is holding or will hold the Inventory or Equipment for Lender's benefit or (b) is in pledge possession of the warehouse receipt, where negotiable, covering such Inventory or Equipment. Store or maintain any Equipment or Inventory at a location other than the locations set forth on the Schedule.

      7.10 Compliance. Become an "investment company" or be controlled by an "investment company," within the meaning of the Investment Company Act of 1940, or become principally engaged in, or undertake as one of its important activities, the business of extending credit for the purpose of purchasing or carrying margin stock, or use the proceeds of any Credit Extension for such purpose. Fail to meet the minimum funding requirements of ERISA, permit a Reportable Event or Prohibited Transaction, as defined in ERISA, to occur, fail to comply with the Federal Fair Labor Standards Act or violate any law or regulation, which violation could have a Material Adverse Effect, or a material adverse effect on the Collateral or the priority of Lender's Lien on the Collateral, or permit any of their Subsidiaries to do any of the foregoing.

      7.11 Use of Credit Extensions. Except as set forth in Section 7.11 of the Schedule, use the Credit Extensions for any purpose other than the payment of operating expenses, trade debt and other debt all of which are incurred in the ordinary course of Borrowers' business and in payment of reasonable attorneys' fees and costs incurred by the Company in connection with the Merger.

      7.12 Negative Pledge Agreements. Permit the inclusion in any contract to which it becomes a party of any provisions that could restrict or invalidate the creation of a security interest in any of Borrowers' property.

      7.13 Transfers to Foreign Deposit Accounts. Borrowers shall not transfer funds to any depository or other account maintained outside of the United States except to meet operating expenses, trade debt and other debt incurred in the ordinary course of Borrower's business and in payment of those expenses set forth in Section 7.11 of the Schedule.

    8.  EVENTS OF DEFAULT.

    Any one or more of the following events shall constitute an Event of Default by Borrowers under this Agreement:

      8.1 Payment Default. If Borrowers fail to pay, when due, any of the Obligations;

      8.2 Covenant Default. If any Borrower fails to perform any obligation under Article 6, or violates any of the covenants contained in Article 7 of this Agreement, or fails or neglects to perform, keep, or observe any other material term, provision, condition, covenant, or agreement contained in this Agreement, in any of the Loan Documents, or in any other present or future agreement between such Borrower and Lender and as to any default under such other term, provision, condition, covenant or agreement that can be cured, has failed to cure such default within ten (10) days after such Borrower receives notice thereof or such Borrower becomes aware thereof;

      8.3 Violation Merger Agreement Provisions. If the Company violates the covenants or provisions contained in Section 5.02(b)(x) or Section 6.16 of the Merger Agreement.

      8.4 Material Adverse Effect. If, after the termination of the Merger Agreement, there occurs any circumstance or circumstances that would reasonably be expected to have a Material Adverse Effect; provided, however, that no Event of Default shall be deemed to have occurred until the 90th day after the occurrence of such circumstance or circumstances.

      8.5 Attachment. If, after the termination of the Merger Agreement, any material portion of any Borrower's assets is attached, seized, subjected to a writ or distress warrant, or is levied upon, or comes into the possession of any trustee, receiver or person acting in a similar capacity and such attachment, seizure, writ or distress warrant or levy has not been removed, discharged or rescinded within ten (10) days, or if any Borrower is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any material part of its business affairs, or if a judgment or other claim becomes a lien or encumbrance upon any material portion of any Borrower's assets, or if a notice of lien, levy, or assessment is filed of record with respect to any of any Borrower's assets by the United States Government, or any department, agency, or instrumentality thereof, or by any state, county, municipal, or governmental agency, and the same is not paid within ten (10) days after any Borrower receives notice thereof, provided that none of the foregoing shall constitute an Event of Default where such action or event is stayed or an adequate bond has been posted pending a good faith contest by any Borrower;

      8.6 Insolvency. If, after the termination of the Merger Agreement, any Borrower becomes insolvent, or if an Insolvency Proceeding is commenced by any Borrower, or if an Insolvency Proceeding is commenced against any Borrower and is not dismissed or stayed within thirty (30) days;

      8.7 Other Agreements. If, after the termination of the Merger Agreement, there is a default or other failure to perform in any agreement to which any Borrower is a party or by which it is bound resulting in a right by a third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness in an amount in excess of Two Hundred Fifty Thousand Dollars ($250,000); or which could have a Material Adverse Effect;

      8.8 Judgments. If, after the termination of the Merger Agreement, a judgment or judgments for the payment of money in an amount, individually or in the aggregate, of at least Two Hundred Fifty Thousand Dollars ($250,000) shall be rendered against any Borrower and shall remain unsatisfied and unstayed for a period of twenty (20) days; or

      8.9 Misrepresentations. If any material misrepresentation or material misstatement exists now or hereafter in any warranty or representation set forth herein or in any certificate delivered to Lender, including any Borrowing Notice, by any Responsible Officer pursuant to this Agreement or to induce Lender to enter into this Agreement or any other Loan Document.

    9.  LENDER'S RIGHTS AND REMEDIES.

      9.1 Rights and Remedies. Upon the occurrence and during the continuance of an Event of Default, Lender may, at its election, without notice of its election and without demand, do any one or more of the following, all of which are authorized by the Borrowers:

        (a) Cease advancing money or extending credit to or for the benefit of any Borrower under this Agreement or under any other agreement between such Borrower and Lender;

        (b) Settle or adjust disputes and claims directly with account debtors for amounts, upon terms and in whatever order that Parent reasonably considers advisable;

        (c) Make such payments and do such acts as Lender considers necessary or reasonable to protect its security interest in the Collateral. Each Borrower agrees to assemble the Collateral if Lender so requires, and to make the Collateral available to Lender as Lender may designate. Each Borrower authorizes Lender to enter the premises where the Collateral is located, to take and maintain possession of the Collateral, or any part of it, and to pay, purchase, contest, or compromise any encumbrance, charge, or lien which in Lender's determination appears to be prior or superior to its security interest and to pay all expenses incurred in connection therewith. With respect to any Borrower's owned premises, each Borrower hereby grants Lender and Lender a license to enter into possession of such premises and to occupy the same, without charge, in order to exercise any of Lender's rights or remedies provided herein, at law, in equity, or otherwise;

        (d) Set off and apply to the Obligations any and all (i) amounts and deposits of each Borrower held by Lender, or (ii) indebtedness at any time owing to or for the credit or the account of Borrower held by Lender;

        (e) Ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell (in the manner provided for herein) the Collateral. Lender is hereby granted a license or other right, solely pursuant to the provisions of this Section 9.1, to use, without charge, each Borrower's labels, patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks, service marks, and advertising matter, or any property of a similar nature, as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Lender's exercise of its rights under this Section 9.1, each Borrower's rights under all licenses and all franchise agreements shall inure to Lender's benefit;

        (f)  Dispose of the Collateral by way of one or more contracts or transactions, for cash or on terms, in such manner and at such places (including each Borrower's premises) as Lender determines is commercially reasonable, and apply any proceeds to the Obligations in whatever manner or order Lender deems appropriate;

        (g) Lender may credit bid and purchase at any public sale; and

        (h) Any deficiency that exists after disposition of the Collateral as provided above will be paid immediately by Borrowers.

      9.2 Power of Attorney. Effective only upon the occurrence and during the continuance of an Event of Default, each Borrower hereby irrevocably appoints Lender (and any of Lender's designated officers, or employees) as each such Borrower's true and lawful attorney to: (a) send requests for verification of Accounts or notify account debtors of Lender's security interest in the Accounts; (b) endorse such Borrower's name on any checks or other forms of payment or security that may come into Lender's possession; (c) sign such Borrower's name on any invoice or bill of lading relating to any Account, drafts against account debtors, schedules and assignments of Accounts, verifications of Accounts, and notices to account debtors; (d) dispose of any Collateral; (e) make, settle, and adjust all claims under and decisions with respect to each such Borrower's policies of insurance; (f) settle and adjust disputes and claims respecting the accounts directly with account debtors, for amounts and upon terms which Lender determines to be reasonable; (g) file, in its sole discretion, one or more financing or continuation statements and amendments thereto, relative to any of the Collateral without the signature of each such Borrower where permitted by law; and (h) transfer the Intellectual Property Collateral into the name of Lender or a third party to the extent permitted under the California Uniform Commercial Code; provided Lender may exercise such power of attorney to sign the name of such Borrower on any of the documents described in Section 4.2 regardless of whether an Event of Default has occurred, including without limitation to modify, in its sole discretion, any intellectual property security agreement entered into between such Borrower and Lender without first obtaining such Borrower's approval of or signature to such modification by amending Exhibits A, B, and C, thereof, as appropriate, to include reference to any right, title or interest in any Copyrights, Patents or Trademarks acquired by such Borrower after the execution hereof or to delete any reference to any right, title or interest in any Copyrights, Patents or Trademarks in which such Borrower no longer has or claims to have any right, title or interest. The appointment of Lender as each Borrower's attorney in fact, and each and every one of Lender's rights and powers, being coupled with an interest, is irrevocable until all of the Obligations have been fully repaid and performed and Lender's obligation to provide Credit Extensions hereunder is terminated.

      9.3 Accounts Collection. After the occurrence of an Event of Default, Lender may, through Agent, notify any Person owing funds to any Borrower of Lender's security interest in such funds and verify the amount of such Account. Each Borrower shall collect all amounts owing to such Borrower for Lender, receive in trust all payments as Lender's trustee, and immediately deliver such payments to Lender in their original form as received from the account debtor, with proper endorsements for deposit.

      9.4 Lender Expenses. If any Borrower fails to pay any amounts or furnish any required proof of payment due to third Persons, as required under the terms of this Agreement, then Lender may do any or all of the following after reasonable notice to such Borrower: (a) make payment of the same or any part thereof; or (b) obtain and maintain insurance policies of the type discussed in Section 6.8 of this Agreement, and take any action with respect to such policies as Lender deems prudent. Any amounts so paid or deposited by Lender shall constitute Lender Expenses, shall be immediately due and payable, and shall bear interest at the then applicable rate hereinabove provided, and shall be secured by the Collateral. Any payments made by Lender shall not constitute an agreement by Lender to make similar payments in the future or a waiver by Lender of any Event of Default under this Agreement.

      9.5 Liability of Agent and Lender for Collateral. So long as Lender complies with reasonable practices, Lender shall not in any way or manner be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage thereto occurring or arising in any manner or fashion from any cause; (c) any diminution in the value thereof; or (d) any act or default of any carrier, warehouseman, bailee, forwarding agency, or other Person whomsoever. All risk of loss, damage or destruction of the Collateral shall be borne by Borrowers.

      9.6 Remedies Cumulative. Lender's rights and remedies under this Agreement, the Loan Documents, and all other agreements shall be cumulative. Lender shall have all other rights and remedies not inconsistent herewith as provided under the Code, by law, or in equity. No exercise by Lender of one right or remedy shall be deemed an election, and no waiver by Lender of any Event of Default on Borrowers' part shall be deemed a continuing waiver. No delay by Lender shall constitute a waiver, election, or acquiescence by it. No waiver by Lender shall be effective unless made in a written document signed on behalf of Lender and then shall be effective only in the specific instance and for the specific purpose for which it was given.

      9.7 Demand; Protest. Each Borrower waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees at any time held by Lender on which such Borrower may in any way be liable.

    10. NOTICES.

    Unless otherwise provided in this Agreement, all notices or demands by any party relating to this Agreement or any other agreement entered into in connection herewith shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by a recognized overnight delivery service, certified mail, postage prepaid, return receipt requested, or by telefacsimile to the Company, any Borrower, Lender or to Agent, as the case may be, at its addresses set forth below:

If to Company:	Jupiter Media Metrix, Inc. 21 Astor Place, 6th Floor New York, NY 10003 Attn: Alan Shapiro, General Counsel FAX: (212) 534-6383
If to Borrowers:	c/o Jupiter Media Metrix, Inc. 21 Astor Place, 6th Floor New York, NY 10003 Attn: Alan Shapiro, General Counsel FAX: (212) 534-6383
with a copy to:	Brobeck, Phleger & Harrison LLP 1633 Broadway, 47th floor New York, NY 10019 Attn: Richard Gilden, Esq. FAX: (212) 586-7878
If to Lender:	NetRatings, Inc. 890 Hillview Court Milpitas, CA 95035 Attn: Jason Gray, General Counsel FAX: (408) 586-0208
with a copy to:	Gray Cary Ware & Freidenrich LLP 400 Hamilton Avenue Palo Alto, CA 94301 Attn: Jon C. Perry, Esq. FAX: (650) 833-2001
If to Agent:

Attn:

FAX: ( )

    The parties hereto may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other.

    11. CHOICE OF LAW AND VENUE.

    This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of California, without regard to principles of conflicts of law. Each of the Borrowers and Lender hereby submits to the exclusive jurisdiction of the state and Federal courts located in the County of Santa Clara, State of California.

    12. GENERAL PROVISIONS.

      12.1 Successors and Assigns. This Agreement shall bind and inure to the benefit of the respective successors and permitted assigns of each of the parties; provided, however, that neither this Agreement nor any rights hereunder may be assigned by any Borrower without Lender's prior written consent, which consent may be granted or withheld in Lender's sole discretion. Lender shall have the right without the consent of or notice to any Borrower to sell, transfer, negotiate, or grant participation in all or any part of, or any interest in, Lender's obligations, rights and benefits hereunder.

      12.2 Indemnification. Each Borrower shall defend, indemnify and hold harmless Lender and its respective officers, employees, and agents against: (a) all obligations, demands, claims, and liabilities claimed or asserted by any other party in connection with the transactions contemplated by this Agreement; and (b) all losses or Lender Expenses in any way suffered, incurred, or paid by Lender as a result of or in any way arising out of, following, or consequential to transactions between Lender and such Borrower whether under this Agreement, or otherwise (including without limitation reasonable attorneys' fees and expenses), except for losses caused by Lender's gross negligence or willful misconduct.

      12.3 Time of Essence. Time is of the essence for the performance of all obligations set forth in this Agreement.

      12.4 Severability of Provisions. Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

      12.5 Amendments in Writing; Integration. Neither this Agreement nor the other Loan Documents can be amended or terminated orally. All prior agreements, understandings, representations, warranties, and negotiations between the parties hereto with respect to the subject matter of this Agreement and the other Loan Documents, if any, are merged into this Agreement and the other Loan Documents.

      12.6 Counterparts. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement.

      12.7 Survival. All covenants, representations and warranties made in this Agreement shall continue in full force and effect so long as any Obligations remain outstanding or Lender has any obligation to make any Credit Extensions to Borrowers. The obligations of Borrowers to indemnify Lender with respect to the expenses, damages, losses, costs and liabilities described in Section 12.2 shall survive until all applicable statute of limitations periods with respect to actions that may be brought against Lender have run.

    IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

LENDER:		BORROWERS:
NetRatings, Inc.		Jupiter Media Metrix, Inc.
By:	/s/ DAVID J. TOTH	By:	/s/ JEAN K. ROBINSON

Title:	Chief Executive Officer, President and Director	Title:	Chief Financial Officer

JUPITER COMMUNICATIONS, INC.
		By:	/s/ JEAN K. ROBINSON

		Title:	Vice President

MMXI Holdings, Inc.
		By:	/s/ JEAN K. ROBINSON

		Title:	Vice President

Net Market Makers, Inc.
		By:	/s/ JEAN K. ROBINSON

		Title:	Vice President

IRG Acquisition Corp.
		By:	/s/ JEAN K. ROBINSON

		Title:	Vice President

AdRelevance, Inc.
		By:	/s/ WILL HODGMAN

		Title:	President

Signature Page to the Loan and Security Agreement

DEBTORS:	JUPITER MEDIA METRIX, INC.; ADRELEVANCE, INC.; IRG ACQUISITION CORP.; JUPITER COMMUNICATIONS, INC.; MMXI HOLDINGS, INC.; AND NET MARKET MAKERS, INC.
SECURED PARTY:	NETRATINGS, INC.

EXHIBIT A

COLLATERAL DESCRIPTION ATTACHMENT
TO LOAN AND SECURITY AGREEMENT

    All personal property of Borrower (herein referred to as "Borrower" or "Debtor") whether presently existing or hereafter created or acquired, and wherever located, including, but not limited to:

      (a) all accounts (including health-care-insurance receivables), chattel paper (including tangible and electronic chattel paper), deposit accounts, documents (including negotiable documents), equipment (including all accessions and additions thereto), general intangibles (including payment intangibles and software), goods (including fixtures), instruments (including promissory notes), inventory (including all goods held for sale or lease or to be furnished under a contract of service, and including returns and repossessions), investment property (including securities and securities entitlements), letter of credit rights, money, and all of Debtor's books and records with respect to any of the foregoing, and the computers and equipment containing said books and records;

      (b) all common law and statutory copyrights and copyright registrations, applications for registration, now existing or hereafter arising, in the United States of America or in any foreign jurisdiction, obtained or to be obtained on or in connection with any of the forgoing, or any parts thereof or any underlying or component elements of any of the forgoing, together with the right to copyright and all rights to renew or extend such copyrights and the right (but not the obligation) of Secured Party to sue in its own name and/or in the name of the Debtor for past, present and future infringements of copyright;

      (c) all trademarks, service marks, trade names and service names and the goodwill associated therewith, together with the right to trademark and all rights to renew or extend such trademarks and the right (but not the obligation) of Secured Party to sue in its own name and/or in the name of the Debtor for past, present and future infringements of trademark;

      (d) all (i) patents and patent applications filed in the United States Patent and Trademark Office or any similar office of any foreign jurisdiction, and interests under patent license agreements, including, without limitation, the inventions and improvements described and claimed therein, (ii) licenses pertaining to any patent whether Debtor is licensor or licensee, (iii) income, royalties, damages, payments, accounts and accounts receivable now or hereafter due and/or payable under and with respect thereto, including, without limitation, damages and payments for past, present or future infringements thereof, (iv) right (but not the obligation) to sue in the name of Debtor and/or in the name of Secured Party for past, present and future infringements thereof, (v) rights corresponding thereto throughout the world in all jurisdictions in which such patents have been issued or applied for, and (vi) reissues, divisions, continuations, renewals, extensions and continuations-in-part with respect to any of the foregoing; and

      (e) all cash proceeds and/or noncash proceeds of any of the foregoing, including, without limitation, insurance proceeds, and all supporting obligations and the security therefor or for any right to payment. All terms above have the meanings given to them in the California Uniform Commercial Code, as amended or supplemented from time to time, including revised Division 9 of the Uniform Commercial Code-Secured Transactions, added by Stats. 1999, c.991 (S.B. 45), Section 35, operative July 1, 2001.

EXHIBIT B

FORM OF BORROWING NOTICE

EXHIBIT C

BORROWING CRITERIA

    1.  At the time of the delivery of a Borrowing Notice, Borrowers shall deliver a Statement of U.S. Cash Receipts and Disbursements to the Agent, certified by a Responsible Officer of the Company and in a form consistent with Attachment 1 (the "Disbursements Statement"), that evidences either of the following: (a) that the Borrowers' U.S. Cash Balance as of the date of the Borrowing Notice is less than Ten Million Dollars ($10,000,000) or (b) the Borrowers' U.S. Cash Balance will be equal to or less than Five Million Dollars ($5,000,000) as of the end of the month following the month in which the Borrowing Notice is delivered.

    2.  If the date on which the proxy statement is mailed to the Company's stockholders (the "Proxy Mailing Date") occurs after the expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended or earlier termination of such waiting period (the "HSR Date"), Borrower shall have a U.S. Cash Balance, as of the Proxy Mailing Date, equal to the greater of (a) Five Million Dollars ($5,000,000) or (b) the amount equal to (i) the aggregate Total Cash Disbursements per the Disbursements Statement for the two month period commencing on the Proxy Mailing Date, less (ii) the aggregate Total Cash Receipts per the Disbursements Statement for the two month period commencing on the Proxy Mailing Date. If Borrower fails to meet such U.S. Cash Balance criteria, subject to Borrower's satisfaction of the conditions precedent in Section 3.1 and/or Section 3.2, which conditions may be waived in Lender's discretion, notwithstanding Paragraph 1 above, Borrower shall borrow from Lender a final Credit Extension of Five Million Dollars ($5,000,000).

    3.  If the Proxy Mailing Date occurs prior to the HSR Date, Borrower shall have a U.S. Cash Balance, as of the Proxy Mailing Date, in an amount equal to (i) the aggregate Total Cash Disbursements for the period commencing on the Proxy Mailing Date and ending on the projected Effective Date (as defined in the Merger Agreement) as determined in good faith by Lender (the "Projected Effective Date"), less (ii) the aggregate Total Cash Receipts per the Disbursements Statement for the period commencing on the Proxy Mailing Date and ending on the Projected Effective Date (the "Reserve Amount"). If Borrower fails to meet such U.S. Cash Balance criteria, subject to Borrower's satisfaction of the conditions precedent in Section 3.1 and/or Section 3.2, which conditions may be waived in Lender's discretion, notwithstanding Paragraph 1 above, Borrower shall borrow from Lender a final Credit Extension in the amount of Five Million Dollars ($5,000,000), or a multiple thereof, to increase the U.S. Cash Balance as of the Proxy Mailing Date to an amount equal to or exceeding the Reserve Amount.

    4.  As soon as available but in any event within ten (10) days after the end of each calendar month, Borrowers shall deliver to Lender a Disbursements Statement projecting the Total Cash Receipts of Borrowers and the Total Cash Disbursements of Borrowers for the three month period commencing on the date of the Disbursements Statement.

EXHIBIT D

FORM OF PROMISSORY NOTE

SECURED PROMISSORY NOTE

$	, 2001

    FOR VALUE RECEIVED, [LIST COMPANY AND BORROWERS] (the "Borrowers"), HEREBY JOINTLY AND SEVERALLY PROMISE TO PAY to the order of [LENDER] (the "Lender") at its office located at            , California       or at such other place as Lender may from time to time designate in writing, in lawful money of the United States and in immediately available funds, the principal amount of             00/100 DOLLARS ($            ) or so much thereof as may be advanced from time to time, together with interest from the date of disbursement computed on the principal balances hereof from time to time outstanding as set forth in the Loan and Security Agreement dated the date hereof by and between Lender and Borrowers (the "Loan Agreement").

    This Secured Promissory Note (this "Note") is the Note referred to in, and is entitled to the benefits of, the Loan Agreement. The Loan Agreement, among other things, contains provisions for acceleration of the maturity of this Note upon the happening of certain stated events upon the terms and conditions specified in the Loan Agreement. This Note is also secured by the Loan Agreement, reference to which is hereby made for a description of the collateral provided for under the Loan Agreement and the rights of Lender and Borrowers in respect to such collateral. The Loan Agreement is incorporated herein by this reference in its entirety. Capitalized terms used but not otherwise defined herein are used in this Note as defined in the Loan Agreement.

    The entire amount of outstanding principal, accrued interest and any unpaid fees and expenses shall be immediately due and payable without any notice, demand or any other action by Lender on the Maturity Date.

    Borrowers further jointly and severally promise to pay interest on the unpaid principal amount hereof outstanding from time to time from the date hereof until payment in full hereof at the rate (or rates) from time to time applicable to the Obligations as determined in accordance with the Loan Agreement; provided, however, that upon the occurrence and during the continuance of an Event of Default, Borrowers shall, to the extent provided in the Loan Agreement, pay to Lender interest on the outstanding principal balance of the Credit Extensions and all other Obligations at the rate of interest applicable upon the occurrence and during the continuance of an Event of Default as determined in accordance with the Loan Agreement. Interest shall be calculated on the basis of a three hundred sixty (360)-day year for the actual days elapsed.

    If a payment hereunder becomes due and payable on a day other than a Business Day, the due date thereof shall be extended to the next succeeding Business Day, and interest shall be payable thereon during such extension at the rate specified above. Credit shall be given solely for the purpose of calculating interest earned by Lender for any checks, drafts, or similar items of payment received by Lender in accordance with the Loan Agreement, and such checks, drafts or similar items of payment shall not constitute payments of amounts due hereunder except as expressly provided in the Loan Agreement.

    Borrowers hereby waive demand, presentment and protest, and notice of demand, presentment, protest and nonpayment. Except as otherwise provided in the Loan Agreement or other Loan Documents, Borrowers waive all rights to notice and hearing of any kind upon the occurrence of an Event of Default prior to the exercise by Lender of its rights to repossess the Collateral without judicial process or to replevy, attach or levy upon the Collateral without notice or hearing.

    In no event shall interest accrue or be payable hereon in excess of the maximum applicable amount of interest, if any, permitted on the date hereof by the laws of the State of California.

    If this Note is not paid when due at the Maturity Date, Borrowers promise to pay all costs of collection and enforcement of this Note, including, but not limited to, reasonable attorneys' fees and costs, incurred by Lender hereof on account of such collection or enforcement, whether or not suit is filed hereon.

    Principal and interest shall be payable in lawful money of the United States without setoff, demand or counterclaim. Borrowers waive the defense of the statute of limitations in any action on this Note. Presentment, notice of dishonor, and protest are waived by all makers, sureties, guarantors and endorsers of this Note. Such parties expressly consent to any extension of the time of payment hereof or any installment hereof, to any renewal, and to the release of any or all of the security given for the payment of this Note or the release of any party liable for this obligation.

    This Note shall be governed and construed in accordance with the laws of the State of California.

    Lender shall not be required, and Borrowers hereby waive any and all rights to require Lender, to prosecute or seek to enforce any remedies against any Borrower or any other party liable to Lender on account of the Obligations and/or to require Lender to seek to enforce or resort to any remedies with respect to any security interests, liens, or encumbrances granted to Lender by Borrowers or any other party on account of the Obligations.

    IN WITNESS WHEREOF, the undersigned has executed and delivered this Note as of the date and year first above written.

JUPITER MEDIA METRIX, INC.	IRG ACQUISITION CORP.
By:	By:
Its:	Its:
ADRELEVANCE, INC.	MMXI HOLDINGS, INC.
By:	By:
Its:	Its:
JUPITER COMMUNICATIONS, INC.	NET MARKET MAKERS, INC.
By:	By:
Its:	Its:

EXHIBIT E

FORM OF INTELLECTUAL PROPERTY SECURITY AGREEMENT

INTELLECTUAL PROPERTY SECURITY AGREEMENT

    This Intellectual Property Security Agreement is entered into as of            , 2001 by and between NetRatings, Inc. ("Lender") and [Borrower] ("Grantor").

RECITALS

    A.  Lender has agreed to make certain advances of money and to extend certain financial accommodations to Grantor (the "Loans") in the amounts and manner set forth in that certain Loan and Security Agreement by and between Lender and Grantor and the other parties named therein dated of even date herewith (as the same may be amended, modified or supplemented from time to time, the "Loan Agreement"; capitalized terms used herein are used as defined in the Loan Agreement). Lender is willing to make the Loans to Grantor, but only upon the condition, among others, that Grantor shall grant to Lender a security interest in certain Copyrights, Trademarks and Patents to secure the obligations of Grantor under the Loan Agreement.

    B.  Pursuant to the terms of the Loan Agreement, Grantor has granted to Lender a security interest in all of Grantor's right, title and interest, whether presently existing or hereafter acquired, in, to and under all of the Collateral.

    NOW, THEREFORE, for good and valuable consideration, receipt of which is hereby acknowledged, and intending to be legally bound, as collateral security for the prompt and complete payment when due of its obligations under the Loan Agreement, Grantor hereby represents, warrants, covenants and agrees as follows:

AGREEMENT

    To secure its obligations under the Loan Agreement and under all other agreements now existing or hereafter arising between Grantor and Lender, Grantor grants and pledges to Lender a security interest in all of Grantor's right, title and interest in, to and under its Intellectual Property Collateral (including without limitation those Copyrights, Patents and Trademarks listed on Schedules A, B and C hereto), and including without limitation all proceeds thereof (such as, by way of example but not by way of limitation, license royalties and proceeds of infringement suits), the right to sue for past, present and future infringements, all rights corresponding thereto throughout the world and all re-issues, divisions continuations, renewals, extensions and continuations-in-part thereof.

    This security interest is granted in conjunction with the security interest granted to Lender under the Loan Agreement. The rights and remedies of Lender with respect to the security interest granted hereby are in addition to those set forth in the Loan Agreement and the other Loan Documents, and those which are now or hereafter available to Lender as a matter of law or equity. Each right, power and remedy of Lender provided for herein or in the Loan Agreement or any of the Loan Documents, or now or hereafter existing at law or in equity shall be cumulative and concurrent and shall be in addition to every right, power or remedy provided for herein and the exercise by Lender of any one or more of the rights, powers or remedies provided for in this Intellectual Property Security Agreement, the Loan Agreement or any of the other Loan Documents, or now or hereafter existing at law or in equity, shall not preclude the simultaneous or later exercise by any person, including Lender, of any or all other rights, powers or remedies.

    Grantor represents and warrants that Exhibits A, B, and C attached hereto set forth all intellectual property rights in connection to which Grantor has registered or filed an application with either the United States Patent and Trademark Office or the United States Copyright Office, as applicable.

    This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute the same instrument.

    IN WITNESS WHEREOF, the parties have cause this Intellectual Property Security Agreement to be duly executed by its officers thereunto duly authorized as of the first date written above.

GRANTOR:

Address of Grantor:
By:
Title:
Attn:
LENDER:

Address of Lender:
By:
Title:
Attn:

EXHIBIT A

Copyrights

Description	Registration Number	Registration Date

EXHIBIT B

Patents

Description	Registration/ Application Number	Registration/ Application Date

EXHIBIT C

Trademarks

Description	Registration/ Application Number	Registration/ Application Date

SCHEDULE OF EXCEPTIONS

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COLLATERAL DESCRIPTION ATTACHMENT TO LOAN AND SECURITY AGREEMENT
FORM OF BORROWING NOTICE
BORROWING CRITERIA
FORM OF PROMISSORY NOTE SECURED PROMISSORY NOTE
FORM OF INTELLECTUAL PROPERTY SECURITY AGREEMENT INTELLECTUAL PROPERTY SECURITY AGREEMENT
Copyrights
Patents
Trademarks
SCHEDULE OF EXCEPTIONS